Stock Option Exchange Informational Meeting - Appointment

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Appointment | MeetingPlace | Scheduling

Subject: Stock Option Exchange Informational Meeting

Location: MeetingPlace ID:

Label: None

Start time: 9:00 AM ☐ All day event

End time: 10:00 AM

☑ Reminder: 15 minutes Show time as: Busy

Please join us in the following telephonic informational meeting.

You should <u>carefully read</u> the information contained in the Offer to Exchange document distributed to you, as well as the information located on the Stock Option Exchange Program website available at *https://www.corp-action.net/intersil*. You are encouraged to consult your own outside tax, financial and legal advisors before you make any decision regarding participation in the Stock Option Exchange Program. Participation involves certain risks, some of which are discussed in the "Risk Factors" section of the Offer to Exchange document. No one from Intersil, BNY Mellon or any other entity is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Contacts... Categories... Private ☐

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